UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2024

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

919-855-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TENX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2024, Tenax Therapeutics, Inc., (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with certain purchasers for the purchase and sale, in a registered public offering by the Company (the “Public Offering”), of (i) an aggregate of 421,260 shares of its common stock, par value $0.0001 per share (“Common Stock”) and pre-funded warrants to purchase an aggregate of 1,178,740 shares of Common Stock (the “Pre-Funded Warrants”) and (ii) accompanying warrants to purchase up to an aggregate of 3,200,000 shares of its Common Stock (the “Common Warrants”) at a combined offering price of $5.65 per share of Common Stock and associated Common Warrant, or $5.649 per Pre-Funded Warrant and associated Common Warrant, resulting in gross proceeds of approximately $9.0 million. Estimated net proceeds of the Public Offering are approximately $8.0 million, after deducting the Placement Agent fees and estimated offering expenses payable by the Company. The Public Offering closed on February 12, 2024.

The Common Warrants have an exercise price of $5.65 per share, are exercisable upon issuance, and will expire five years following the date of issuance. The Pre-Funded Warrants do not expire and have an exercise price of $0.001 per share. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Public Offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of the Public Offering, in lieu of shares of Common Stock.

Each of the Placement Agency Agreement and Purchase Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. In addition, pursuant to the terms of the Purchase Agreement, the Company and its executive officers and directors have agreed not to, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities for a period of 90 days following the date of closing for the Public Offering set forth above.

On February 12, 2024, the Company also entered into a warrant agency agreement (the “Warrant Agency Agreement”) with the Company’s transfer agent, Direct Transfer LLC, who will act as warrant agent for the Company, setting forth the terms and conditions of the Common Warrants.

As compensation in connection with the Public Offering, the Company paid the Placement Agent a cash fee of 6.5% of the aggregate gross proceeds raised in the Public Offering, plus reimbursement of certain expenses and legal fees.

The Common Stock, Pre-Funded Warrants and Common Warrants described above were offered pursuant to the Registration Statement on Form S-1 (File No. 333-275856), as amended, which was declared effective by the Securities and Exchange Commission on February 7, 2024.

The foregoing descriptions of the Placement Agency Agreement, the Purchase Agreement, the Warrant Agency Agreement, the Pre-Funded Warrants and the Common Warrants do not purport to be complete and are subject to, and qualified by, the full text of such documents, copies of which are filed as Exhibits 10.1, 10.2, 4.1, 4.2 and 4.3, respectively, and incorporated by reference herein.

The Placement Agency Agreement and Purchase Agreement are attached hereto as exhibits to provide interested persons with information regarding their terms, but are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Placement Agency Agreement and the Purchase Agreement were made only for purposes of such agreements as of specific dates indicated therein, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreements.

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Item 8.01 Other Events.

On February 8, 2024, the Company issued a press release announcing the pricing of the Public Offering, the text of which is furnished as Exhibit 99.1 and incorporated by reference herein.

Following completion of the Public Offering on February 12, 2024, the Company had a total of 1,766,023 shares of its Common Stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Warrant Agency Agreement, dated as of February 12, 2024, by and between Tenax Therapeutics, Inc. and Direct Transfer LLC.
4.2	Form of Pre-Funded Common Stock Purchase Warrant.
4.3	Form of Common Stock Purchase Warrant.
10.1	Placement Agency Agreement, dated as of February 8, 2024, by and between Tenax Therapeutics, Inc. and Roth Capital Partners, LLC.
10.2	Form of Securities Purchase Agreement by and between Tenax Therapeutics, Inc. and the purchasers named therein.
99.1	Press Release, dated as of February 8, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2024	Tenax Therapeutics, Inc.

	By:	/s/ Christopher T. Giordano
Christopher T. Giordano
President and Chief Executive Officer

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